Exhibit 99.1

EXPRESSJET REPORTS SEPTEMBER 2009 PERFORMANCE

            HOUSTON, Oct. 12, 2009 – ExpressJet Holdings (NYSE: XJT) today announced traffic and capacity results for September 2009 for its ExpressJet Airlines subsidiary.

Scheduled Flying

            During the month, ExpressJet revenue passenger miles (RPM) totaled 617 million, and available seat miles (ASM) flown were 808 million.  ExpressJet's September load factor, operating as Continental Express, was 76.3%.  The company flew 51,409 block hours and operated 28,289 departures during the month as Continental Express.

Corporate Aviation

            ExpressJet flew 641 block hours during the month in its Corporate Aviation (charter) division.  ExpressJet’s fleet within the Corporate Aviation division consisted of eight 41-seat aircraft and 22 50-seat aircraft.

All Flying

            ExpressJet had a total of 244 planes in its fleet during September – 214 allocated to flying as Continental Express and 30 operating in its Corporate Aviation division.

About ExpressJet

           ExpressJet Holdings operates several divisions designed to leverage the management experience, efficiencies and economies of scale present in its subsidiaries, including ExpressJet Airlines, Inc. and ExpressJet Services, LLC.  ExpressJet Airlines serves 128 scheduled destinations in North America and the Caribbean with approximately 1,160 departures per day.  Operations include a capacity purchase agreement for Continental; providing clients customized 41-seat and 50-seat charter options (www.expressjet.com/charter); and supplying third-party aviation and ground handling services.  For more information, visit www.expressjet.com.

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ExpressJet Reports September 2009 Traffic/Page 2

EXPRESSJET HOLDINGS, INC. AND SUBSIDIARIES
PRELIMINARY STATISTICS

	Month Ending September 30, 2009		Month Ending September 30, 2008		Year Over Year Change
	Continental Express	Corporate Aviation	Continental Express	Corporate Aviation	Continental Express	Corporate Aviation

Revenue Passenger Miles (millions)	617		517		19%
Available Seat Miles (ASM) (millions)	808		730		11%
Passenger Load Factor	76.3%		70.8%		5.5 pts
Block Hours	51,409	641	47,281	518	9%	24%
Departures	28,289		25,461		11%
Stage Length	573		582		(1%)
Fleet	214	30	205	22	4%	39%

	YTD Ending September 30, 2009		YTD Ending September 30, 2008		Year Over Year Change
	Continental Express	Corporate Aviation	Continental Express	Corporate Aviation	Continental Express	Corporate Aviation

Revenue Passenger Miles (millions)	5,852		6,051		(3%)
Available Seat Miles (ASM) (millions)	7,589		7,794		(3%)
Passenger Load Factor	77.1%		77.6%		(0.5) pts
Block Hours	490,848	16,469	529,583	6,484	(7%)	n/m
Departures	260,884		277,127		(6%)
Stage Length	583		580		1%
Fleet	214	30	205	11	4%	n/m

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